Page 3 -- PLAN OF MERGER
                         PLAN OF MERGER

PARTIES:

ELMER'S RESTAURANTS, INC., an Oregon corporation (Surviving
Corporation)

CBW INC., an Oregon corporation (Merging Corporation)

RECITALS:

     A. The Boards of Directors of the Merging Corporation and the Surviving Corporation and the Shareholders of the Merging Corporation have adopted this plan pursuant to which the Merging Corporation shall be merged into the Surviving Corporation pursuant to the Oregon Business Corporation Act, and upon the terms and conditions set forth herein.

     B.   A subsidiary of the Merging Corporation, CBW Food
Company L.L.C. (the 'Subsidiary'), owns 705,000 shares of the
Surviving Corporation (the 'Subsidiary Shares').

AGREEMENTS:

     1. MERGER. The Merging Corporation shall be merged into the Surviving Corporation, effective as of the filing of Articles of Merger with the Oregon Secretary of State (Effective Time). At the Effective Time, the separate existence of the Merging Corporation shall cease, both the Merging Corporation and the Surviving Corporation shall be a single corporation, which shall be the Surviving Corporation, and the Subsidiary shall become a subsidiary of the Surviving Corporation.

     2. MANNER AND BASIS OF CONVERTING SHARES. For each of their shares of the Merging Corporation, the shareholders of the Merging Corporation shall each receive 144.4507 shares of the Surviving Corporation. Upon the Effective Time, the shareholders of the Merging Corporation shall transfer all of the shares in the Merging Corporation to the Surviving Corporation and the Surviving Corporation shall issue to each shareholder a stock certificate representing the shares of the Surviving Corporation in accordance with the preceding sentence.

     3. CANCELLATION. Upon the Effective Time, all shares of stock in the Merging Corporation shall be owned and held by  the Surviving  Corporation and at that time shall be
cancelled.   The Subsidiary  Shares shall be outstanding upon the
Effective Time, but immediately thereafter shall be transferred by the Subsidiary to the Surviving Corporation and thereupon cancelled.

     4. TERMS AND CONDITIONS. The title to all real estate and other property owned by the Merging Corporation shall automatically be vested in the Surviving Corporation without reversion or impairment. The Surviving Corporation assumes all liabilities and obligations of the Merging Corporation as of the Effective Time.

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     5.   CONTINUATION OF BUSINESS.  After the Effective Time,
the Surviving Corporation shall continue to carry on the business activities now being carried on by both the Merging
Corporation and the Surviving Corporation.

          DATED this 18th day of February, 1999.

                              ELMER'S RESTAURANTS, INC.



                              By   _/s/_William Service__________
                                   C.E.O.

                              By   _/s/_Juanita Nelson___________
                                   Secretary

                              CBW INC.


                              By   _/s/_Bruce Davis______________
                                   President

                              By   _/s/_Bruce Davis______________
                                   Secretary

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